Exhibit 99.1

The Metals Company Provides Second Quarter 2024 Corporate Update

NEW YORK, Aug. 14, 2024 (GLOBE NEWSWIRE) -- TMC the metals company Inc. (Nasdaq: TMC) (“TMC” or “the Company”), an explorer of lower-impact battery metals from seafloor polymetallic nodules, today provided a corporate update and financial results for the second quarter ending June 30, 2024.

Q2 2024 Financial Highlights

•	Current liquidity available from credit facilities of approximately $48.3 million

•	Increased borrowing capacity of our unsecured credit facilities by $7.5 million in August 2024:

o	ERAS/Barron facility from $20 million to $25 million, and

o	Allseas Group SA affiliate facility from $25 million to $27.5 million

•	$12.1 million cash used in operations for the quarter ended June 30, 2024

•	Net loss of $20.2 million and net loss per share of $0.06 for the quarter ended June 30, 2024

Gerard Barron, Chairman & CEO of The Metals Company commented: “This quarter, I was very pleased to welcome two new Directors to our Board, both of whom are leaders in their respective fields. Steve Jurvetson brings invaluable expertise in disruptive technologies — including investments in pioneering technology companies like Tesla, Planet Labs, SpaceX and Commonwealth Fusion Systems — that fits well with our mission to revolutionize how critical minerals are sourced and, ultimately, recycled. We also welcomed sustainability leader Brendan May, whose counsel has been sought by leading companies to help them build bridges with the environmental community and, as a former CEO of the Marine Stewardship Council and Europe Chair of the Rainforest Alliance, we look forward to his help engaging key stakeholder communities.

Amidst disappointing share price performance in recent weeks, driven in part by what we believe is misinterpretation of recent scientific and regulatory headlines, I’m pleased that our three largest shareholders, including myself, have extended further unsecured borrowing capacity to ensure we aren’t forced to tap the market at dilutive terms. Our credit facilities are being used as intended, as a bridge to keep our project moving forward as we wait to share more information on some promising strategic developments and take advantage of more attractive financing options.

Geopolitical tailwinds continue to create a favorable environment for our industry. As the U.S., China, India, Japan, and Norway intensify their focus on seafloor resources, we see a growing recognition of the strategic importance of diversifying supply chains away from single-jurisdiction, terrestrial sources. Additionally, the International Seabed Authority’s recent progress with the full, combined-text draft of the regulations, and the election of Brazil's Leticia Carvalho as Secretary-General, are critical steps forward. I have met with Ms. Carvalho, and I commend her commitment to adopting regulations which will allow this industry to move forward. With all parties at the table recognizing the primacy of the UN Convention on the Law of the Sea, we remain optimistic as the ISA’s Council advances towards finalizing the Mining Code.”

Operational Highlights Since Last Corporate Update

•	TMC Publishes Third Annual Impact Report: On July 29, 2024, we published our third annual Impact Report to provide an update on key milestones achieved in our assessment of the environmental impacts of nodule collection, including what we believe is the successful collection of sufficient quantities of environmental baseline and impact data to develop an Environmental Impact Statement and Environmental Mitigation and Management Plan (EMMP) for the world’s first deep-seafloor nodule collection project.

•	World-First Cobalt Sulfate from Deep-Seafloor Polymetallic Nodules: On June 12, 2024, we announced that we successfully produced the world’s first cobalt sulfate derived exclusively from seafloor polymetallic nodules. The cobalt sulfate was generated during bench-scale testing of our hydrometallurgical flowsheet design with SGS Canada Inc. Based on samples of nickel-cobalt-copper matte first produced by us in 2021, SGS tested our efficient flowsheet to process high-grade nickel-copper-cobalt matte directly to high-purity cobalt sulfate without making cobalt metal, while producing fertilizer byproducts instead of solid waste or tailings. The milestone followed the news in May of our successful production of nickel sulfate, a key raw material input used in the production of energy-dense electric vehicle batteries.

•	Steve Jurvetson Joins TMC’s Board of Directors as Vice Chairman and Special Advisor to the CEO: On April 10, 2024, renowned Silicon Valley investor Steve Jurvetson joined our board of directors as Vice Chairman and special advisor to the CEO. Mr. Jurvetson is an investor focused on founder-led, mission-driven companies at the cutting edge of disruptive technology and new industry formation. His investments include pioneering technology companies like Tesla, Planet Labs, SpaceX and Commonwealth Fusion Systems, and represent over $800 billion in aggregate value creation.

•	Prominent Sustainability Strategist Brendan May Joins TMC’s Board of Directors: On June 3, 2024, we announced the appointment of Brendan May to our Board of Directors. As a former Chief Executive of the Marine Stewardship Council (MSC) and European Chairman of the Rainforest Alliance, Mr. May has spent over two decades at the forefront of sustainability challenges in globally significant ecosystems. In 2010, he formed renowned global sustainability consultancy, Robertsbridge, whose counsel has been sought by leading companies and NGOs around the world.

Industry Update

•	Part II of the ISA’s 29th Session: At its July 2024 session, the ISA agreed to continue the negotiations of the Mining Code with a continued view to its adoption during the 30th session of the ISA in 2025. The ISA Council has scheduled two ISA Council meetings in March and July 2025 to progress the Mining Code and has agreed to continue working inter-sessionally to advance the text. In addition, on August 2, 2024, the ISA Assembly elected Leticia Carvalho of Brazil as the new Secretary-General of the ISA for the period 2025-2028.

•	India, Japan and Norway outline marine mineral plans: During the second quarter of 2024, India announced its intention to secure additional nodule exploration contracts while Norway proposed opening parts of its continental shelf for mineral exploration. Elsewhere, Japan announced that it would begin trial collection of polymetallic nodules within its Exclusive Economic Zone in 2025. In light of recent industry developments in the United States and China, four of the world’s five largest economies are now focussed on the potential of nodules.

•	U.S. House Allocates Defense Department Funding to Assess the Feasibility of Domestic Nodule Refining Capacity: On May 23, 2024, we welcomed the allocation of $2 million under the House version of the fiscal year 2025 National Defense Authorization Act (NDAA) to the Defense Department’s Industrial Base Policy Office to study the feasibility of developing domestic capacity to refine polymetallic nodule-derived intermediates to high-purity nickel, copper and cobalt products. In addition, TMC's U.S. subsidiary has an outstanding application seeking a $9 million grant under the Defense Production Act Title III program for feasibility work on a domestic refinery for nodule-derived intermediate products. Our U.S. subsidiary may pursue larger grants and/or loans through the Department of Energy’s Loan Programs Office, Export-Import Bank and other departments to fund construction of a refinery later this decade.

Financial Results Overview

At June 30, 2024, we held cash of approximately $0.5 million and short-term debt of $5.9 million, with an affiliate of Allseas Group SA ($2 million) and with the Barron/ERAS unsecured credit facility ($3.9 million). We believe that our total liquidity including cash and borrowing availability under a credit facility with an affiliate of Allseas, and our credit facility with ERAS Capital LLC and Mr. Barron, will be sufficient to meet our working capital and capital expenditure commitments for at least the next twelve months from today.

We reported a net loss of approximately $20.2 million, or $0.06 per share for the quarter ended June 30, 2024, compared to net loss of $14.1 million, or $0.05 per share, for the quarter ended June 30, 2023. Exploration and evaluation expenses during the quarter ended June 30, 2024 were $12.4 million compared to $8.1 million for the quarter ended June 30, 2023. The increase in the exploration and evaluation expenses in the second quarter of 2024 was primarily due to an increase in mining, technological and process development of $1.8 million resulting from increased engineering work by Allseas, increase in share-based compensation of $1.7 million due to amortization of the fair value of RSUs and options granted to the directors and officers in the second quarter of 2024 and higher personnel costs. This was partially offset by a decrease in environmental studies as the costs to complete Campaign 8b in the second quarter of 2024 was lower than the cost of the environmental work spent in the second quarter of 2023 to complete the NORI pilot nodule collection system test.

General and administrative expenses were $7.9 million for the quarter ended June 30, 2024 compared to $5.1 million for the quarter ended June 30, 2023, reflecting an increase in share-based compensation due to amortization of the fair value of RSUs and options granted to the directors and officers in the second quarter of 2024, higher personnel costs and an increase in legal and consulting costs.

Conference Call

We will hold a conference call today at 4:30 p.m. EDT to provide an update on recent corporate developments, second quarter 2024 financial results and upcoming milestones.

Second Quarter 2024 Conference Call Details

Date:	Wednesday, 14 August, 2024
Time:	4:30 pm EDT
Audio-only Dial-in:	Register Here
Virtual webcast w/ slides:	Register Here

Please register with the links above at least ten minutes prior to the conference call. The virtual webcast will be available for replay in the ‘Investors’ tab of the Company’s website under ‘Investors’ > ‘Media’ > ‘Events and Presentations’, approximately two hours after the event.

About The Metals Company

The Metals Company is an explorer of lower-impact battery metals from seafloor polymetallic nodules, on a dual mission: (1) supply metals for the global energy transition with the least possible negative impacts on planet and people and (2) trace, recover and recycle the metals we supply to help create a metal commons that can be used in perpetuity. The Company through its subsidiaries holds exploration and commercial rights to three polymetallic nodule contract areas in the Clarion Clipperton Zone of the Pacific Ocean regulated by the International Seabed Authority and sponsored by the governments of Nauru, Kiribati, and the Kingdom of Tonga. More information is available at www.metals.co.

Contacts
Media | media@metals.co
Investors | investors@metals.co

Forward Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “may,” “plans,” “possible,” “potential,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements with respect to [the potential impact of the Company’s potential commercial operations, the Company’s expected application to the ISA for an exploitation contract, the potential outcome of actions of the U.S. government, the Company’s dialogue with members of the U.S. government, the status and timing of adopting final regulations, or Mining Code, for the exploitation of deep-sea polymetallic nodules and the Company’s financial and operating plans moving forward]. The Company may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things: the Company’s strategies and future financial performance; the ISA's ability to timely adopt the Mining Code and/or willingness to review and/or approve a plan of work for exploitation under the United Nations Convention on the Laws of the Sea (UNCLOS); the Company’s ability to obtain exploitation contracts or approved plans of work for exploitation for its areas in the Clarion Clipperton Zone; regulatory uncertainties and the impact of government regulation and political instability on the Company’s resource activities; changes to any of the laws, rules, regulations or policies to which the Company is subject, including the terms of the final Mining Code, if any, adopted by ISA and the potential timing thereof; the impact of extensive and costly environmental requirements on the Company’s operations; environmental liabilities; the impact of polymetallic nodule collection on biodiversity in the Clarion Clipperton Zone and recovery rates of impacted ecosystems; the Company’s ability to develop minerals in sufficient grade or quantities to justify commercial operations; the lack of development of seafloor polymetallic nodule deposit; the Company’s ability to successfully enter into binding agreements with Allseas Group S.A. and other parties in which it is in discussions, if any, including Pacific Metals Company of Japan; uncertainty in the estimates for mineral resource calculations from certain contract areas and for the grade and quality of polymetallic nodule deposits; risks associated with natural hazards; uncertainty with respect to the specialized treatment and processing of polymetallic nodules that the Company may recover; risks associated with collective, development and processing operations, including with respect to the development of onshore processing capabilities and capacity and Allseas Group S.A.’s expected development efforts with respect to the Project Zero offshore system; the Company’s dependence on Allseas Group S.A.; fluctuations in transportation costs; fluctuations in metals prices; testing and manufacturing of equipment; risks associated with the Company’s limited operating history, limited cash resources and need for additional financing and risk that such financing may not be available on acceptable terms, or at all; risks associated with the Company’s intellectual property; Low Carbon Royalties’ limited operating history; the sufficiency of our cash on hand and the borrowing ability under our credit facility with a company related to Allseas Group S.A., as we expect it to be amended, and credit facility with ERAS Capital LLC/Gerard Barron to meet our working capital and capital expenditure requirements, the need for additional financing and our ability to continue as a going concern; our agreement in principle to amend our credit facility with a company related to Allseas Group S.A.; any litigation to which we are a party; and other risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 25, 2024, as amended. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

TMC the metals company Inc.

Condensed Consolidated Balance Sheets

(in thousands of US Dollars, except share amounts)

(Unaudited)

ASSETS	As at June 30, 2024	As at December 31, 2023
Current
Cash	$474	$6,842
Receivables and prepayments	1,237	1,978
	1,711	8,820
Non-current
Exploration contracts	43,150	43,150
Right of use asset	4,767	5,721
Equipment	936	1,133
Software	1,793	1,643
Investment	8,290	8,429
	58,936	60,076

TOTAL ASSETS	$60,647	$68,896

LIABILITIES
Current
Accounts payable and accrued liabilities	37,784	31,334
Short-term debt	5,875	-
	43,659	31,334
Non-current
Deferred tax liability	10,675	10,675
Royalty liability	14,000	14,000
Warrants liability	1,920	1,969
TOTAL LIABILITIES	$70,254	$57,978

EQUITY
Common shares (unlimited shares, no par value – issued: 322,241,883 (December 31, 2023 – 306,558,710))	460,573	438,239
Class A - J Special Shares	-	-
Additional paid in capital	125,300	122,797
Accumulated other comprehensive loss	(1,216)	(1,216)
Deficit	(594,264)	(548,902)
TOTAL EQUITY	(9,607)	10,918

TOTAL LIABILITIES AND EQUITY	$60,647	$68,896

TMC the metals company Inc.
Condensed Consolidated Statements of Loss and Comprehensive Loss
(in thousands of US Dollars, except share and per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Operating expenses
Exploration and evaluation expenses	$12,403	$8,098	$30,526	$15,267
General and administrative expenses	7,892	5,131	14,451	11,345
Operating loss	20,295	13,229	44,977	26,612

Other items
Equity-accounted investment loss	61	137	139	356
Change in fair value of warrant liability	(580)	787	(49)	1,331
Foreign exchange loss (gain)	(84)	23	(350)	52
Interest income	(16)	(319)	(118)	(773)
Fees and interest on borrowings and credit facilities	492	250	763	277

Net Loss and comprehensive loss for the period	$20,168	$14,107	$45,362	$27,855

Net Loss per share
- Basic and diluted	$0.06	$0.05	$0.14	$0.10

Weighted average number of common shares outstanding – basic and diluted	320,891,977	281,323,151	316,206,916	276,702,050

TMC the metals company Inc.

Condensed Consolidated Statements of Changes in Equity

(in thousands of US Dollars, except share amounts)

(Unaudited)

	Common Shares		Preferred Shares	Special Shares	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Deficit	Total
Three months ended June 30, 2024	Shares	Amount
April 1, 2024	318,291,383	$454,431	$-	$-	$122,691	$(1,216)	$(574,096)	$1,810
Conversion of restricted share units, net of shares withheld for taxes	1,777,466	1,884	-	-	(1,884)	-	-	-
Shares issued from ATM	1,634,588	2,587	-	-	-	-	-	2,587
Exercise of stock options	511,052	1,617	-	-	(1,398)	-	-	219
Share purchase under Employee Share Purchase Plan	27,394	54	-	-	(30)	-	-	24
Share-based compensation and expenses settled with equity	-	-	-	-	5,921	-	-	5,921
Loss for the period	-	-	-	-	-	-	(20,168)	(20,168)
June 30, 2024	322,241,883	$460,573	$-	$-	$125,300	$(1,216)	$(594,264)	$(9,607)

	Common Shares		Preferred Shares	Special Shares	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Deficit	Total
Three months ended June 30, 2023	Shares	Amount
April 1, 2023	280,618,285	$345,090	$-	$-	$186,796	$(1,216)	$(488,869)	$41,801
Conversion of restricted share units, net of shares withheld for taxes	434,558	591	-	-	(561)	-	-	30
Share purchase under Employee Share Purchase Plan	83,572	94	-	-	(45)	-	-	49
Share-based compensation and expenses settled with equity	-	-	-	-	2,532	-	-	2,532
Loss for the period	-	-	-	-	-	-	(14,107)	(14,107)
June 30, 2023	281,136,415	$345,775	$-	$-	$188,722	$(1,216)	$(502,976)	$30,305

TMC the metals company Inc.
Condensed Consolidated Statements of Changes in Equity
(in thousands of US Dollars, except share amounts)
(Unaudited)

	Common Shares		Preferred Shares	Special Shares	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Deficit	Total
Six months ended June 30, 2024	Shares	Amount
January 1, 2024	306,558,710	$438,239	$-	$-	$122,797	$(1,216)	$(548,902)	$10,918
Issuance of shares and warrants under Registered Direct Offering, net of expenses	4,500,000	7,447	-	-	1,553	-	-	9,000
Conversion of restricted share units, net of shares withheld for taxes	8,890,139	10,485	-	-	(10,485)	-	-	-
Shares issued as per At-the-Market Equity Distribution Agreement	1,634,588	2,587	-	-	-	-	-	2,587
Exercise of stock options	631,052	1,761	-	-	(1,352)	-	-	409
Share purchase under Employee Share Purchase Plan	27,394	54	-	-	(30)	-	-	24
Share-based compensation and expenses settled with equity	-	-	-	-	12,817	-	-	12,817
Loss for the period	-	-	-	-	-	-	(45,362)	(45,362)
June 30, 2024	322,241,883	$460,573	$-	$-	125,300	$(1,216)	$(594,264)	$(9,607)

	Common Shares		Preferred Shares	Special Shares	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Deficit	Total
Six months ended June 30, 2023	Shares	Amount
January 1, 2023	266,812,131	$332,882	$-	$-	$184,960	$(1,216)	$(475,121)	$41,505
Conversion of restricted share units, net of shares withheld for taxes	3,390,712	3,405	-	-	(3,375)	-	-	30
Share purchase under Employee Share Purchase Plan	83,572	94	-	-	(45)	-	-	49
Shares issued to Allseas	10,850,000	9,394	-	-	-	-	-	9,394
Share-based compensation and expenses settled with equity	-	-	-	-	7,182	-	-	7,182
Loss for the period	-	-	-	-	-	-	(27,855)	(27,855)
June 30, 2023	281,136,415	$345,775	$-	$-	188,722	$(1,216)	$(502,976)	$30,305

TMC the metals company Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands of US Dollars)
(Unaudited)

	Six months ended June 30,	Six months ended June 30,
	2024	2023
Cash provided by (used in)

Operating activities
Loss for the period	$(45,362)	$(27,855)
Items not affecting cash:
Amortization	197	175
Lease Expense	954	-
Accrued interest on credit facilities	25	-
Share-based compensation and expenses settled with equity	12,817	7,182
Equity-accounted investment loss	139	356
Change in fair value of warrants liability	(49)	1,331
Unrealized foreign exchange	(301)	(17)
Changes in working capital:
Receivables and prepayments	782	1,097
Accounts payable and accrued liabilities	6,857	(14,152)
Net cash used in operating activities	(23,941)	(31,883)

Investing activities
Acquisition of equipment and software	(415)	(75)
Net cash used in investing activities	(415)	(75)

Financing activities
Proceeds from registered direct offering	9,000	-
Expenses paid for registered direct offering	(142)	-
Proceeds from Shares issued from ATM	2,546	-
Proceeds from Drawdown of Credit Facilities	3,875	-
Proceeds from Drawdown of Allseas Debt Agreement	2,000
Interest paid on amounts drawn from credit facilities	(25)	-
Proceeds from Low Carbon Royalties Investment	-	5,000
Proceeds from employee stock plans	24	49
Proceeds from exercise of stock options	409	-
Proceeds from issuance of shares	-	30
Net cash provided by financing activities	17,687	5,079

Decrease in cash	$(6,669)	$(26,879)
Impact of exchange rate changes on cash	301	17
Cash - beginning of period	6,842	46,876
Cash - end of period	474	20,014